EXHIBIT 10.212
THIS AGREEMENT (this Agreement) is made on 14 February 2023 between
(1)ALC Aircraft Limited whose registered office is at 22 Earlsfort Terrace, Dublin 2 (the Company); and
(2)Steven Udvar-Házy whose address is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90047 (you),
(each a Party and together the Parties).
IT IS AGREED as follows:
1DEFINITIONS AND INTERPRETATION
1.1Headings are for convenience only and shall not affect the construction or interpretation of this Agreement.
1.2In this Agreement the following words and expressions shall have the following meanings:
Board means the Board of Directors for the time being of the Company (including any committee of the Board duly appointed by it);
Companies Act means the Companies Act 2014 and all other statutes and statutory instruments or parts thereof which are to be read as one with or construed or read together as one with such statutes;
Group means the Company and each Group Company; and
Group Company means a company which is a Subsidiary or Holding Company of the Company or any Subsidiary of such Holding Company from time to time (and for this purpose Subsidiary and Holding Company have the meanings given to them respectively in sections 7 and 8 of the Companies Act 2014) together with such other companies as the Board may from time to time designate as a Group Company for the purposes of this Agreement.
2DUAL EMPLOYMENT
2.1The Parties acknowledge and agree that you are principally employed as Executive Chairman of Air Lease Corporation (the US Employment). The Parties acknowledge and agree that your employment pursuant to this Agreement is as a consequence of and conditional and contingent upon the continuation of the US Employment. Your employment under this Agreement shall immediately cease on the termination of the US Employment. In such event, the Company shall pay you in lieu of notice in accordance with clause 12 in respect of termination of your employment under this Agreement.
2.2The Parties further acknowledge that the Company in conjunction with Air Lease Corporation, reserves the right, at their joint discretion, to bring your employment under this Agreement and the dual employment arrangement to an end, in accordance with the termination provisions in clause 12 of this Agreement. In such event, the Company shall pay you in lieu of notice in accordance with clause 12 and you will revert to being solely employed and salaried pursuant to the US Employment.
3APPOINTMENT AND FIXED-TERM
3.1You shall be employed by the Company under this Agreement as Executive Officer of Marketing on a part-time, fixed-term basis. Subject to the provisions at clause 12 of this Agreement, your employment with the Company shall commence on 1 March 2023 (the Commencement Date) and will automatically end on the fifth (5th) anniversary of the Commencement Date (the Fixed-Term). On the third anniversary of the Commencement Date, the Company will review your dual employment arrangement to determine if the Company wishes to continue your employment under this Agreement for the remainder of the Fixed-Term or revert, upon giving you reasonable written notice, to your employment solely pursuant to the US Employment.

3.2Your commencement date for the purposes of any period of continuous employment and for statutory purposes is the Commencement Date.
3.3The Unfair Dismissals Acts 1977-2015 shall not apply to a dismissal consisting only of the expiry of the Fixed-Term without its renewal.
4DUTIES
4.1While the list is not exhaustive, the main duties associated with your position/role are to (i) pursue business leads within ALC Aircraft's market (Outside US) and field requests from current or prospective customers; (ii) Negotiate terms of the LOI with current and prospective customers; (iii) Identify suitable aircraft on the order book to fulfil customer contracts; (iv) Negotiate terms of the final lease agreements; (v) Conduct activities necessary to maintain active operating leases; and (vi) Any other marketing type activities.
4.2From time to time, and without further remuneration, other duties may be assigned to you by the Board consistent with your position at the Company, which may include duties to be performed on behalf of any Group Company.
5HOURS OF WORK
5.1You determine your own working hours for the purposes of section 3(2)(c) of the Organisation of Working Time Act 1997, however it is expected that you will devote 50% of your working time to your duties under this Agreement.
6SALARY
6.1Your basic salary is €875,000 gross per annum (Basic Salary), subject to deductions of tax required by law or provided for under this Agreement. Your Basic Salary is payable monthly in arrears by way of bank transfer into your nominated bank account.
7PENSION
7.1The Company will provide access for you to contribute to a standard Personal Retirement Savings Account (PRSA) by way of deductions of contributions from your Basic Salary. Full details are available from the Human Resources Department. The Company shall not make any employer contributions to the PRSA.
8EXPENSES
8.1You will be reimbursed for all reasonable out-of-pocket expenses (including hotel, travelling and entertainment expenses) which you may from time to time wholly, exclusively and necessarily incur in the proper performance of your duties. Such reimbursement will be in accordance with any relevant expenses policy from time to time and subject to the production of such receipts or other evidence as the Company may require.
9DEDUCTIONS
9.1The Company shall be entitled to deduct from your remuneration all sums owed by you to the Company.
10HOLIDAYS
10.1The Company's holiday year runs from 1 January to 31 December. You shall be entitled to pro-rated annual leave entitlements in accordance with the Organisation of Work Time Act 1997.
10.2Upon termination of your employment you shall either be entitled to salary in lieu of any accrued but untaken holiday entitlement.

11ILLNESS AND INCAPACITY
11.1In case of sickness or other incapacity for work, you must comply with the Company's policy from time to time in force regarding notification and medical certification.
12TERMINATION
12.1This agreement is immediately terminable by you by giving the Company written notice of termination or by the Company giving you the required period of written notice as set out in the Minimum Notice and Terms of Employment Act, 1973 (as may be amended from time to time) (the Termination Notice Period). In the event of notice by either Party, the Company may request you take “garden leave” and not attend for work or perform duties during all or part of the Termination Notice Period. During that time you will continue to be employed by the Company and owe duties of fidelity and good faith to the Company and will remain bound by the terms of this Agreement and shall not be entitled to enter into any other employment.
12.2The Company may, at its sole and absolute discretion, decide to pay you a sum equal to Basic Salary in lieu of all or part of the Termination Notice Period (subject to the deduction of applicable PAYE, PRSI and USC). Where payment is made in lieu, your employment shall terminate with immediate effect. For the avoidance of doubt, any payment in respect of any additional benefits (including any holiday entitlement) that might otherwise have been due during the period for which the payment in lieu is made. Payments in lieu are payable in accordance with the Company’s payroll practices, but at least monthly.
12.3The Company shall have the right to suspend you on full pay pending (i) any investigation (internal or external, disciplinary, regulatory or otherwise) and/or (ii) any subsequent disciplinary hearing, (iii) and/or any appeal hearing.
12.4Notwithstanding the earlier provisions of this clause, the Company shall be entitled, by notifying you in writing, to terminate this Agreement without notice or any payment by way of compensation, damages, payment in lieu of notice or otherwise if you are guilty of gross misconduct or in circumstances which justify summary dismissal.
12.5The exercise by the Company of its right to terminate under this clause shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against you.
13DATA PROTECTION
13.1Details of how and why the Company processes your personal data are contained in the Company’s Data Privacy Notice which will be provided to you separately. You expressly acknowledge and agree that the terms of the Data Privacy Notice do not form part of your terms and conditions of employment, however, you will be asked to acknowledge receipt of the Data Privacy Notice.
14COLLECTIVE AGREEMENTS
There are no collective agreements relevant to your employment with the Company.
15NOTICES
15.1Any notice given under this Agreement shall be deemed to have been served on you if it is served on you personally or, in the alternative, left at or sent by registered post to you at your usual address, as supplied by you to the Company.
15.2Any notice given under this Agreement shall be deemed to have been served on the Company if it is hand delivered personally or sent by email or post (the chosen method of delivery to incorporate proof of delivery) to the Head of HR of Air Lease Corporation, copying the General Counsel of Air Lease Corporation.

16GOVERNING LAW
This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of Ireland and the parties to this Agreement hereby submit to the exclusive jurisdiction of the Irish Courts.
17COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original and all the counterparts together shall constitute one and the same instrument.
18GENERAL
18.1This Agreement shall form the statement of your terms and conditions of employment in compliance with the provisions of the Terms of Employment (Information) Acts 1994 – 2014.
18.2This Agreement constitutes the entire and only legally binding agreement between the Parties relating to your employment by the Company. All previous agreements, understandings, assurances, statements, promises, warranties, representations or misrepresentations (whether written or oral) between the Parties are superseded by this Agreement.
18.3No failure or delay by the Company in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of that breach.
18.4If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.
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IN WITNESS whereof the parties have executed this Agreement on the date first written above.

SIGNED by	/s/ Carol Forsyte

duly authorised to sign this agreement on behalf of ALC Aircraft Limited in the presence of:

/s/ Chelsea Athens

Signature of Witness

Chelsea Athens

Name of Witness

[*]

Address of Witness

Executive Assistant

Occupation of Witness

/s/ Steven Udvar-Házy

Signature of Steven Udvar-Házy

in the presence of:

/s/ Megan Bradford

Signature of Witness

Megan Bradford

Name of Witness

[*]

Address of Witness

Executive Assistant

Occupation of Witness